Press Release

Safehold Reports First Quarter 2025 Results

NEW YORK, May 6, 2025

Safehold Inc. (NYSE: SAFE) reported results for the first quarter 2025.

SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the "Investors" section.

Highlights from the earnings announcement include:

- Q1'25 revenue was $97.7 million
- Q1'25 net income attributable to common shareholders was $29.4 million, or $31.3 million excluding non-recurring gains/losses
- Q1'25 earnings per share was $0.41, or $0.44 excluding non-recurring gains/losses
- Non-binding LOI's[1] totaling ~$386 million, including 11 ground leases for ~$273 million and 4 leasehold loans for ~$113 million

"We are pleased to see increasing customer engagement and a growing pipeline, and we will look to take advantage of near-term capital deployment opportunities that serve our customers and create value for shareholders," said Jay Sugarman, Chairman and Chief Executive Officer.

[1] Includes non-binding LOIs for investments that closed subsequent to quarter end. There were no closed investments in the first quarter. Non-binding LOIs assume 100% ownership. Final ownership percentage may be less than 100%. There can be no assurance that Safehold will close transactions under LOI.

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com

The Company will host an earnings conference call reviewing this presentation beginning at 9:00 a.m. ET on Wednesday, May 7, 2025. This conference call will be broadcast live and can be accessed by all interested parties through Safehold's website and by using the dial in information listed below:

Dial-In:	888.506.0062
International:	973.528.0011
Access Code:	101208

A replay of the call will be archived on the Company's website. Alternatively, the replay can be accessed via dial-in from 2:00 p.m. ET on May 7, 2025 through 12:00 a.m. ET on May 21, 2025 by calling:

Replay:	877.481.4010
International:	919.882.2331
Access Code:	52368

• • •

Non-GAAP Financial Measures:

Net income attributable to Safehold Inc. common shareholders excluding non-recurring (gains) / losses, and EPS excluding non-recurring (gains) / losses, are non-GAAP measures used as supplemental performance measures to give management and investors a view of net income and EPS more directly derived from operating activities in the period in which they occur. Net income attributable to Safehold Inc. common shareholders excluding non-recurring (gains) / losses is calculated as net income (loss) attributable to common shareholders, prior to the effect of non-recurring gains and losses, as adjusted to exclude corresponding amounts allocable to noncontrolling interests. It should be examined in conjunction with net income attributable to common shareholders as shown in our consolidated statements of operations. EPS excluding non-recurring (gains) / losses is calculated as net income attributable to Safehold Inc. common shareholders excluding non-recurring (gains) / losses, divided by the weighted average number of

diluted common shares. There were no merger or Caret related costs or general provision for credit losses on prior period balances, which were excluded from corresponding metrics in prior periods, in Q1'25. These metrics should not be considered as alternatives to net income attributable to common shareholders or EPS, respectively (in each case determined in accordance with generally accepted accounting principles in the United States of America ("GAAP")). These measures may differ from similarly-titled measures used by other companies. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are presented below.

Earnings Reconciliation (all figures in thousands except per share figures)

Net income attributable to Safehold Inc. common shareholders	$29,364
Add: Non-recurring (gains) / losses[1]	1,945
Net income attributable to Safehold Inc. common shareholders excluding non-recurring (gains) / losses	$31,309
Weighted average number of common shares – basic	71,521
Weighted average number of common shares – diluted	71,635
EPS excluding non-recurring (gains)/losses (basic & diluted)	$0.44

[1] Non-recurring losses were $1.9m in Q1'25 for the write-off of a preferred equity investment in a leasehold joint venture.

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT), seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:

Pearse Hoffmann
Senior Vice President
Head of Corporate Finance
T 212.930.9400
E investors@safeholdinc.com